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                                                                    EXHIBIT 99.1

AirGate PCS, Inc. Reports Over 26,000 Net New Subscribers for Three Months Ended June 30, 2002

ATLANTA, Jul 8, 2002 (BUSINESS WIRE) -- AirGate PCS, Inc., (Nasdaq/NM: PCSA), a Sprint PCS Network Partner, today announced net subscriber additions for the third fiscal quarter ending June 30, 2002 were 26,079, expanding the Company's total subscriber base to 532,446 subscribers. These results are within AirGate's revised guidance of 22,000 to 27,000 new subscribers for the third fiscal quarter as announced on June 5, 2002.

The Midwest region, formerly the iPCS territory, contributed approximately 14,675 of the net new additions and finished the third fiscal quarter with 195,143 ending subscribers. Net additions and ending subscribers excludes a reserve for 2,461 subscribers not expected to pay, which was calculated using exactly the same methodology and process as the prior quarter. The total number of 197,604 subscribers exceeds the June 2002 minimum subscriber covenant under the iPCS senior credit facility of 191,500 subscribers by more than 6,000 subscribers.

The Company also disclosed that churn for the third fiscal quarter was 3.2%, an increase from the 3.0% churn experienced in the prior quarter ended March 31, 2002. The increase was primarily due to higher churn for the month of June.

AirGate expects to announce full financial and operating results for the third fiscal quarter ended June 30, 2002 on or about August 5, 2002.

        About AirGate PCS

AirGate PCS, Inc., including its subsidiaries, is the Sprint PCS Network Partner with the exclusive right to sell wireless mobility communications network products and services under the Sprint brand in territories within seven states located in the southeastern and mid-western United States. The territories include over 14.6 million residents in key markets such as Grand Rapids, Michigan; Charleston, Columbia, and Greenville-Spartanburg, South Carolina; Augusta and Savannah, Georgia; Champaign-Urbana and Springfield, Illinois; and the Quad Cities areas of Illinois and Iowa. AirGate PCS is among the largest Sprint PCS Network Partners. As a Sprint PCS Network Partner, AirGate PCS operates its own local portion of Sprint's PCS network to exclusively provide 100% digital, 100% PCS products and services under the Sprint name in its territories.

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        About Sprint

Sprint operates the nation's largest all-digital, all-PCS wireless network, already serving the majority of the nation's metropolitan areas including more than 4,000 cities and communities across the country. Sprint has licensed PCS coverage of more than 280 million people in all 50 states, Puerto Rico and the U.S. Virgin Islands. Sprint plans to launch its 3G network nationwide this summer and expects to deliver faster speeds and advanced applications on Sprint PCS 3G Phones and devices. For more information on products and services, visit www.sprint.com/mr. Sprint PCS is a wholly-owned tracking group of Sprint Corporation trading on the NYSE under the symbol "PCS." Sprint is a global communications company with more than 80,000 employees worldwide and $26 billion in annual revenues and is widely recognized for developing, engineering and deploying state-of-the art network technologies.

        Definitions of Terms Used:

The following are terms used in the press release. None are measures of financial performance under generally accepted accounting principles in the United States.

Churn: Churn is the monthly rate of customer turnover expressed as a percentage of the customer base that discontinued the service during the month. Churn is computed by dividing the number of customers that discontinued the service during the month by the average subscribers for the period, net of an adjustment for 30 day returns and those customers not reasonably expected to pay.

Net Additions: Net additions refer to the increase in total subscribers between periods, net of an adjustment for those customers not reasonably expected to pay.

Ending Subscribers: Ending subscribers exclude an estimate of new customers added during the period who are not reasonably expected to pay.

CONTACT:        AirGate PCS Inc., Atlanta
                Michael D. Picchi
                Vice President Finance
                404-525-7272